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                                                                    EXHIBIT 14.1

                              DOVER SADDLERY, INC.

               CODE OF BUSINESS CONDUCT AND ETHICS FOR EMPLOYEES,
                        EXECUTIVE OFFICERS AND DIRECTORS

INTRODUCTION

         Dover Saddlery, Inc. (the "Company") strives to apply high ethical, moral and legal principles in every aspect of its business conduct. This Code of Business Conduct and Ethics (the "Code") is a guide for each of the Company's employees, executive officers and directors (each, a "Company Party" and collectively, the "Company Parties") to follow in meeting these principles. The Company shall make this Code available on its website at www.doversaddlery.com and shall disclose such availability in its Annual Report on Form l0-K.

         This Code describes certain ethical principles that the Company has established for the conduct of its business, and outlines certain key legal requirements of which all Company Parties must be generally aware and with which all Company Parties must comply. While this Code does not cover every issue that may arise, it sets out basic principles to guide Company Parties in the course of performing their duties and responsibilities to the Company.

         This Code is designed to deter wrongdoing and promote the following:

         - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         - full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

         -  compliance with applicable governmental laws, rules and regulations;

         - prompt internal reporting to an appropriate person or persons identified herein of violations of this Code; and

         -  accountability for adherence to this Code.

          If a Company Party is concerned about a possible ethical or illegal situation or any violation of this Code or is not sure whether specific conduct meets applicable Company standards, he or she should discuss the situation with an immediate supervisor or contact the Company's Chief Financial Officer. Company Parties who are executive officers or members of the Company's board of directors (the "Board") should discuss the situation with the Board or the Nominating and Corporate Governance Committee of the Board, or an Independent Director. Any Company Party who violates the standards contained in this Code will be subject to disciplinary action, which may include termination. The Company will treat as confidential, to the extent possible, all information received from a Company Party with respect to a possible ethical or illegal situation and will not take any retributive or retaliatory action by reason of such disclosure against any Company Party who discloses such information in good faith.

          1.       CONFLICTS OF INTEREST

                    A "conflict of interest" exists when a Company Party's private interest interferes in any way or appears to interfere with the interests of the Company. A conflict of interest can arise when a Company Party acts in a matter, or has interests,


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         that may make it difficult for him or her to objectively and effectively perform his or her work for the Company. Conflicts of interest also can arise when a Company Party, or members of his or her family, receives improper personal benefits because of his or her position in the Company.

                  Unless approved by the Board or an appropriate Committee of the Board, no Company Party or any member of his or her immediate family can acquire a financial interest in, or accept employment with, any entity doing business with the Company if the interest or employment could conflict with his or her duties to the Company and the performance of such duties. It is usually a conflict of interest for a Company Party to work simultaneously, even on a part-time or temporary basis, for a competitor, customer or supplier of the Company. A Company Party cannot work for a competitor as an employee, consultant, contractor or board member.

                 In addition, a Company Party and his or her immediate family embers cannot accept material gifts or favors that could create the ppearance that such Company Party's business judgment could be ffected by the receipt of such gifts or favors. A Company Party and embers of his or her immediate family can accept gifts of nominal alue from existing sources, prospective sources and persons, firms or ompanies with whom the Company does or might do business.

                  The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. Company Parties cannot offer gifts or favors to any employee of a competitor, supplier or customer of the Company, or a member of such employee's immediate family, if the gifts or favors might place the recipient under any obligation to a Company Party or to the Company.

                  Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be apparent so, if a Company Party has a question regarding whether a particular situation is a conflict of interest, he or she should consult with his or her immediate supervisor or contact the Company's Chief Financial Officer. Company Parties who are executive officers or members of the Board should consult with the Board or Nominating and Corporate Governance Committee of the Board, or an Independent Director. A Company Party must bring any conflict of interest or potential conflict of interest to the attention of his or her immediate supervisor or the Company's Chief Financial Officer or follow the procedures described in Section 14 herein.

         2.       CORPORATE OPPORTUNITIES

                  A Company Party cannot personally take for himself or herself business opportunities discovered using Company property, information or position. A Company Party cannot use Company property, information or position for personal gain, and cannot compete with the Company directly or indirectly. It is the duty and responsibility of each Company Party to advance the Company's legitimate interests when the opportunity to do so arises.

         3.      CONFIDENTIALITY

                A Company Party must maintain the confidentiality of all confidential and non-


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         public information entrusted to him or her by the Company and its customers and suppliers, except when disclosure is authorized by an executive officer of the Company or required by applicable laws or regulations. Confidential information includes all information that, if disclosed, might be of use to competitors of the Company or harmful to the Company or its customers or suppliers. It also includes information that Company customers and suppliers have entrusted to the Company. For example, confidential information includes customer lists, financial documents, pricing, manufacturer and vendor information, corporate development materials, the cost of goods, personnel files, manuals and procedures, proprietary information (as discussed below), computer software, design documents, videos and internal reports and memoranda. Information that the Company has made public, such as information presented in press releases, advertisements or documents filed with governmental regulatory authorities, is not confidential information. The obligation to preserve confidential information extends beyond the term of employment with, or service to, the Company.

          4.      FAIR DEALING

                  The Company seeks to outperform its competition fairly and honestly through superior performance and not through unethical or illegal business practices. Company Parties must endeavor to deal fairly with their colleagues and customers, suppliers and competitors of the Company. Company Parties cannot steal proprietary information, possess trade secret information obtained without the owner's consent or induce such disclosures by past or present employees of other companies. No Company Party may take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts or any other unfair-dealing practice. The knowing or deliberate falsification of any documents or data by a Company Party may be the basis for immediate discharge and may subject such Company Party to civil and/or criminal penalties.

          5.      PROTECTION AND PROPER USE OF COMPANY ASSETS

                  Company Parties must endeavor to protect the Company's assets and property and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Company Parties must report any suspected incident of fraud or theft immediately for investigation to their immediate supervisor or the Company's Chief Financial Officer. Company Parties who are executive officers or members of the Board must report such fraud or theft to the Board or a committee of the Board. Company Parties must use all assets and property of the Company for legitimate business purposes only.

                  The obligation of a Company Party to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, patent applications, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, consumer and customer information, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy and may subject Company Parties to civil and/or criminal penalties.


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         6.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

                  All Company Parties must respect and obey the laws, rules and regulations of the cities, states and countries in which the Company operates. Company Parties must contact the Company's [chief financial officer] with any questions as to the applicability of any law, rule or regulation or the appropriate manner of compliance therewith.

         7.       INSIDER TRADING

                  Company Parties who have access to confidential information cannot use or share such information for stock trading purposes or for any other purpose except the proper conduct of the Company's business. All Company Parties are subject to the Company's Insider Trading Policy then in effect. The Company will deal firmly with all instances of insider trading. If a Company Party has any questions regarding non-public information and the use of such information or the Company's Insider Trading Policy then in effect, he or she should contact the Company's Chief Financial Officer.

          8.      DISCRIMINATION AND HARASSMENT

                  The Company requires strict adherence to its policies and applicable laws regarding equal employment opportunities and discrimination in the workplace. The Company will not tolerate any illegal discrimination or harassment of any kind. Relationships with colleagues and business relationships with competitors, suppliers and customers always must be conducted free of any discrimination, including based on race, color, creed, religion, age, sex, sexual preference, national origin, marital status, veteran status, handicap or disability. Examples of illegal discrimination or harassment include derogatory comments based on any of the preceding characteristics and unwelcome sexual advances.

          9.      HEALTH AND SAFETY

                  The Company strives to provide each employee with a safe and healthful work environment. Each Company Party is responsible for maintaining a safe and healthy workplace for their colleagues by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

                  The Company will not tolerate violence or threatening behavior in the workplace.

                  Company Parties are required to report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The Company will not tolerate the use of illegal drugs in the workplace or on any Company property.

         10.      RECORD-KEEPING

                  The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Company Parties must document and record accurately all business expense accounts they use. If a Company Party is unsure whether a certain expense is legitimate, such Company Party should ask


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         his or her immediate supervisor or the Company's Chief Financial
         Officer. Company Parties who are executive officers or members of the Board should confer with the Board or Nominating and Corporate Governance Committee of the Board, or an Independent Director. Rules and guidelines regarding business expenses are available from the Company's accounting department.

                  All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets cannot be maintained unless permitted by applicable laws or regulations. All Company Parties are subject to the Company's Document Retention Policy. Any questions concerning the Company's Document Retention Policy should be directed to the Company's [chief financial officer].

                  Company Parties must avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in business records and communications. This prohibition applies equally to e-mail, internal memos and formal reports.

         11.      PAYMENTS TO GOVERNMENT PERSONNEL OR CANDIDATES FOR OFFICE

                  All Company Parties must comply with the Foreign Corrupt Practices Act, which prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political parties or candidates to obtain or retain business and prohibits making payments to government officials of any country. No Company Party may give to, or receive from, any government official kickbacks, bribes, rebates or other illegal consideration. All Company Parties dealing with government agencies must be aware of, and comply with, any agency rules limiting or prohibiting gifts or other favors.

                  The Company cannot contribute, directly or indirectly, to any political campaign or party.

                 Company Parties cannot use expense accounts to pay for any personal political contributions or seek any other form of reimbursement from the Company for such contributions. Of course, Company Parties are free to engage in political activity with their own resources on their own time.

          12.     WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

                  Any waiver of this Code for executive officers or directors requires the approval of the Board and must be disclosed promptly as required by applicable law, rules or regulations.

         13.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

                  Company Parties are encouraged to talk to immediate supervisors or the Company's Chief Financial Officer about observed illegal or unethical behavior when unsure about the best course of action to take in a particular situation. Company Parties who are executive officers or members of the Board should discuss such behavior with the Board or a committee of the Board. In addition, Company Parties must report


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         violations of laws, rules, regulations or this Code to immediate supervisors or the Company's Chief Financial Officer. Company Parties who are executive officers or members of the Board must report such matters to the Board or a committee of the Board. The Company prohibits retaliation for reports of ethical misconduct made by Company Parties in good faith. If a situation requires that the identity of a Company Party reporting any such misconduct not be disclosed, the Company will protect the anonymity of such Company Party to the extent legally possible. The Company will not permit retaliation of any kind against any reporting Company Party for good faith reports of ethical violations.

         14.      Compliance Procedures

                  This Code broadly describes the ethical standards by which the Company conducts its business. If a Company Party is uncertain as to the applicability of any of these standards to a particular situation or the propriety of any contemplated course of action, the Company encourages such Company Party to discuss the potential situation with his or her immediate supervisor or the Company's [chief financial officer]. Company Parties who are executive officers or members of the Board should discuss the potential situation with the Board or a committee of the Board. In any case where a Company Party feels that it is not appropriate to discuss an issue with an immediate supervisor, or where he or she does not feel comfortable approaching an immediate supervisor with a question, such Company Party is encouraged to discuss the question with Company's Chief Financial Officer or report the matter directly to the Board or Nominating and Corporate Governance Committee of the Board, or an Independent Director.

         15.      Amendments

                  This Code may be amended by the Board. The Company must report promptly any amendments pertaining to executive officers or senior financial officers as required by applicable laws, rules or regulations.